Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300

OMAM Names Stuart Bohart to its Board of Directors

Senior Executive with Broad Experience in Asset Management

London – May 17, 2016 – OM Asset Management plc (NYSE: OMAM) today announced that Stuart Bohart has been named to its Board of Directors. Mr. Bohart was President of Liquid Markets at Fortress Investment Group LLC until his retirement in 2015, and served in a number of senior roles at Morgan Stanley prior to joining Fortress in 2010. Mr. Bohart will fill a vacancy created when Ian D. Gladman, Group Strategy Director at Old Mutual plc, resigned from the Board to focus on his executive duties at Old Mutual.

“Stu Bohart has held leadership positions in a number of highly regarded asset management organizations, across multiple disciplines, including portfolio management, risk management, asset allocation, and external manager selection. We welcome his expertise in alternative asset classes and deep understanding of the asset management business, and look forward to working with him,” said James J. Ritchie, OMAM’s Chairman. “We would also like to thank Ian Gladman for his work and partnership as a member of our Board. We recognize Ian’s contribution to our business as well as that of Old Mutual.”

At Fortress, Mr. Bohart was primarily responsible for managing business infrastructure and developing new liquid alternative strategies. Prior to joining Fortress, Mr. Bohart was at Morgan Stanley, where, over a 13-year period, he served as global head of Prime Brokerage, Head of Alternatives at Morgan Stanley Asset Management, co-Head of the Asset Management Division, and as a member of the Morgan Stanley Management Committee.

Mr. Bohart graduated from Northwestern University in 1989 with dual degrees in Economics and Political Science. He has lived and worked in Beijing, Tokyo, London, New York and Boston.

About OMAM

OMAM is a global, multi-boutique asset management company with $218.0 billion of assets under management as of March 31, 2016. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.